TAUBMAN CENTERS, INC.																			Exhibit 99
Debt Summary
As of March 31, 2016
(in millions of dollars, amounts may not add due to rounding)
MORTGAGE AND OTHER NOTES PAYABLE (a)
INCLUDING WEIGHTED AVERAGE INTEREST RATES AT MARCH 31, 2016
		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
Consolidated Fixed Rate Debt:		3/31/2016		3/31/2016	3/31/2016	(b)	Spread	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	Total
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%			140.0												140.0
City Creek Center		81.4		81.4	4.37%			1.1	1.6	1.6	1.7	1.8	1.9	2.0	69.8					81.4
The Gardens on El Paseo		81.5		81.5	4.71%	(c)		81.5												81.5
Great Lakes Crossing Outlets		211.7		211.7	3.60%			3.4	4.8	4.9	5.1	5.3	5.5	5.7	177.0					211.7
The Mall at Short Hills		1,000.0		1,000.0	3.48%														1,000.0	1,000.0
Total Consolidated Fixed		1,654.6		1,514.6				226.0	6.3	6.6	6.8	7.1	7.4	7.7	246.8				1,000.0	1,514.6
Weighted Rate		3.90%		3.77%				5.02%	3.79%	3.79%	3.79%	3.79%	3.80%	3.80%	3.82%				3.48%

Consolidated Floating Rate Debt:
The Mall at Green Hills		150.0		150.0	2.04%		1.60%			150.0	(d)									150.0
International Market Place	93.50%	140.4	(e)	131.3	2.19%		1.75%			131.3	(e)									131.3
The Mall of San Juan	95.00%	284.7	(f)	270.5	2.44%		2.00%		270.5	(f)										270.5
TRG $65M Revolving Credit Facility		22.5		22.5	1.84%	(g)	1.40%	22.5	(g)											22.5
TRG $1.1B Revolving Credit Facility		120.0		120.0	1.69%	(h)	1.25%				120.0	(h)								120.0
Total Consolidated Floating		717.6		694.2				22.5	270.5	281.3	120.0									694.2
Weighted Rate		2.16%		2.15%				1.84%	2.44%	2.11%	1.69%

Consolidated Floating Rate Debt Swapped to Fixed:
TRG Term Loan		475.0		475.0	3.00%	(i)	1.35%				475.0									475.0
U.S. Headquarters		12.0		12.0	3.49%	(j)										12.0				12.0
Total Consolidated Floating Swapped to Fixed		487.0		487.0							475.0					12.0				487.0
Weighted Rate		3.01%		3.01%							3.00%					3.49%

Total Consolidated Deferred Financing Costs, Net
and Purchase Accounting Premiums		(16.0)		(15.8)				(3.1)	(3.0)	(2.2)	(1.0)	(0.9)	(0.9)	(0.9)	(0.8)	(0.8)	(0.8)	(0.8)	(0.5)	(15.8)

Total Consolidated		2,843.2		2,680.0				245.4	273.8	285.7	600.8	6.1	6.4	6.7	246.0	11.2	(0.8)	(0.8)	999.5	2,680.0
Weighted Rate (excluding deferred financing costs)		3.31%		3.22%				4.73%	2.47%	2.15%	2.74%	3.79%	3.80%	3.80%	3.82%	3.49%			3.48%
Joint Ventures Fixed Rate Debt:
Country Club Plaza	50.00%	320.0		160.0	3.85%						1.9	3.0	3.1	3.2	3.3	3.5	3.6	138.4		160.0
International Plaza	50.10%	318.8		159.7	4.85%			2.0	2.7	2.9	3.0	3.1	146.1							159.7
The Mall at Millenia	50.00%	350.0		175.0	4.00%											175.0				175.0	(r)
Sunvalley	50.00%	178.9		89.5	4.44%			1.3	1.8	1.9	2.0	2.1	2.2	78.3						89.5
Taubman Land Associates	50.00%	22.5		11.3	3.84%			0.2	0.2	0.3	0.3	0.3	0.3	9.7						11.3
Waterside Shops	50.00%	165.0		82.5	(k) 4.25%	(k)		82.5	(k)											82.5
Westfarms	78.94%	299.9		236.7	4.50%			3.6	5.0	5.2	5.4	5.7	5.9	205.9						236.7
Total Joint Venture Fixed		1,655.2		914.7				89.5	9.7	10.2	12.6	14.1	157.5	297.2	3.3	178.5	3.6	138.4		914.7
Weighted Rate		4.30%		4.32%				4.28%	4.57%	4.57%	4.46%	4.42%	4.81%	4.46%	3.85%	4.00%	3.85%	3.85%

Joint Ventures Floating Rate Debt:
CityOn.Zhengzhou	32.00%	45.0	(l)	14.3	6.37%	(l)												14.3		14.3
Starfield Hanam	34.30%	27.1	(m)	9.3	2.81%	(m)						9.3								9.3
The Mall at University Town Center	50.00%	221.5	(n)	110.8	2.14%		1.70%	110.8	(n)											110.8
Total Joint Venture Floating		293.6		134.4				110.8				9.3						14.3		134.4
Weighted Rate		2.85%		2.64%				2.14%				2.81%						6.37%

Joint Venture Floating Rate Debt Swapped to Fixed:
Fair Oaks	50.00%	268.3		134.2	4.10%	(o)		1.6	2.3	130.2										134.2
International Plaza	50.10%	171.4		85.9	3.58%	(p)		1.2	1.7	1.7	1.8	1.9	77.6							85.9
Starfield Hanam	34.30%	52.1	(q)	17.9	3.12%	(q)						17.9								17.9
Total Joint Venture Floating Swapped to Fixed		491.8		237.9				2.8	4.0	131.9	1.8	19.7	77.6							237.9
Weighted Rate		3.81%		3.84%				3.88%	3.88%	4.09%	3.58%	3.16%	3.58%

Total Joint Venture Deferred Financing Costs, Net
and Purchase Accounting Premiums		(11.4)		(4.6)				(0.5)	(1.0)	(0.8)	(0.7)	(0.7)	(0.4)	(0.2)	(0.1)	(0.1)	(0.0)	(0.0)		(4.6)

Total Joint Venture		2,429.1		1,282.3				202.6	12.8	141.3	13.6	42.4	234.7	297.0	3.2	178.4	3.6	152.7		1,282.3
Weighted Rate (excluding deferred financing costs)		4.02%		4.05%				3.11%	4.37%	4.13%	4.35%	3.50%	4.40%	4.46%	3.85%	4.00%	3.85%	4.09%

TRG Beneficial Interest Totals
Fixed Rate Debt		3,309.8		2,429.3	(c) (k)			315.5	16.1	16.8	19.4	21.2	164.9	304.8	250.1	178.5	3.6	138.4	1,000.0	2,429.3
		4.10%		3.98%				4.81%	4.26%	4.27%	4.23%	4.21%	4.76%	4.44%	3.82%	4.00%	3.85%	3.85%	3.48%
Floating Rate Debt		1,011.2		828.6				133.2	270.5	281.3	120.0	9.3						14.3		828.6
		2.36%		2.23%				2.09%	2.44%	2.11%	1.69%	2.81%						6.37%
Floating Rate Swapped to Fixed		978.8		724.9				2.8	4.0	131.9	476.8	19.7	77.6			12.0				724.9
		3.41%		3.28%				3.88%	3.88%	4.09%	3.00%	3.16%	3.58%			3.49%

Total Deferred Financing Costs, Net and Purchase Accounting Premiums		(27.4)		(20.4)				(3.6)	(3.9)	(3.0)	(1.7)	(1.7)	(1.4)	(1.1)	(1.0)	(0.9)	(0.9)	(0.8)	(0.5)	(20.4)

Total		5,272.3		3,962.3	(c) (k)			448.0	286.6	427.0	614.5	48.5	241.1	303.7	249.2	189.6	2.8	151.9	999.5	3,962.3
Weighted Rate (excluding deferred financing costs)		3.64%		3.49%				4.00%	2.56%	2.80%	2.78%	3.54%	4.39%	4.44%	3.82%	3.97%	3.85%	4.09%	3.48%

				Weighted Average Maturity Fixed Debt				8
				Weighted Average Maturity Total Debt				6

TAUBMAN CENTERS, INC.
Debt Summary (continued)
As of March 31, 2016

(a)	All debt is secured and non-recourse to TRG unless otherwise indicated.	(l)
834.2 million Renminbi (RMB) ($129.3 million USD equivalent at March 31, 2016) non-recourse construction facility which bears interest at 130% of the RMB People's Bank of China base lending rate for a loan tenor over 5 years. May borrow up to full facility amount subject to the satisfaction of the conditions precedent per the loan agreement. Rate resets in January each year.

(b)
Includes the impact of interest rate swaps that qualify for hedge accounting, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums, if any.

(c)
Purchase accounting premium from acquisition of $0.2 million, which is included below, reduces the stated rate on the debt of 6.10% to an effective rate of 4.71%. The Gardens on El Paseo loan was repaid in April 2016.
(m)
520 billion Korean Won (KRW) ($454.2 million USD equivalent at March 31, 2016) non-recourse construction facility which bears interest at the Korea Development Bank Five-Year Bond Yield plus 1.06% and resets every three months based on the initial drawdown date. A letter of credit totaling $53.2 million USD is outstanding on this facility as security for the Starfield Hanam USD loan, thereby reducing the availability under this facility to $373.9 million USD after considering the $27.1 million outstanding.

(d)	A one-year extension option is available.
(e)
$330.9 million construction facility which bears interest at LIBOR + 1.75% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of 50% of the principal balance and all accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 25% of the outstanding principal balance or terminated upon achievement of certain performance measures.

(n)
$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Four one-year extension options are available. TRG has provided an unconditional guarantee of 25% of the principal balance of the facility and 50% of accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 12.5% of the outstanding principal balance upon achievement of certain performance measures. Upon stabilization, the unconditional guarantee may be released.

(f)
$320 million construction facility which bears interest at LIBOR + 2.0% and decreases to LIBOR + 1.75% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of the principal balance and all accrued but unpaid interest during the term of the loan.

(g)
Rate floats daily at LIBOR plus spread. Letters of credit totaling $6.2 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest in 40% of The Mall at Short Hills. In April 2016, the Company extended the facility for one year upon maturity.
		(o)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
		(p)	Debt is swapped to an effective rate of 3.58% until maturity. TRG has provided a several guarantee of 50.1% of the swap obligations.

(h)
The unsecured facility bears interest at a range of LIBOR + 1.15% to 1.70% with a facility fee ranging from 0.20% to 0.30% based on the Company's total leverage ratio. A one-year extension option is available.
(q)
$52.1 million USD construction loan which bears interest at three-month LIBOR + 1.60%. The joint venture has entered into a cross-currency interest rate swap to hedge the foreign exchange and interest rate risk associated with this debt since the entity's functional currency is KRW and the loan is in USD. The LIBOR rate plus spread have been swapped until two months prior to maturity to a fixed rate of 3.12%. The foreign exchange rate for the initial exchange, periodic interest payments and final exchange of proceeds has been fixed at 1162 USD-KRW. The loan is secured by a $53.2 million standby letter of credit drawn off the Starfield Hanam KRW construction facility (see footnote (m) above).

(i)
The unsecured loan bears interest at a range of LIBOR + 1.35% to 1.90% based on the Company's leverage ratio. The LIBOR rate is swapped until maturity to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3.0% to 3.55%.

(j)	Debt is swapped to an effective rate of 3.49% until maturity.
(k)
At beneficial interest, $0.5 million of purchase accounting premium from the acquisition of an additional 25% investment in Waterside Shops, which is included below, reduces the stated rate on the debt of 5.54% to an effective rate of 4.25%. In April 2016, the joint venture closed on a $165M, 10-year, 3.86% fixed rate refinancing of this loan.

		(r)	In March 2016, the option was exercised on The Mall at Millenia loan to extend the interest-only period through the maturity date.